Exhibit 99.1

Sanara MedTech Inc. Announces Second Quarter 2023 Results

FORT WORTH, TX / GlobeNewswire / August 14, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today its strategic, operational and financial results for the quarter ended June 30, 2023.

Zack Fleming, Sanara’s CEO stated, “The second quarter of 2023 was another record revenue quarter for the Company. Subsequent to the end of the quarter, we completed the acquisition of certain assets related to our collagen products business that we believe will significantly add to our businesses’ performance by decreasing costs and eliminating the royalties we paid on CellerateRX Surgical and HYCOL to the sellers. Additionally, we believe the acquisition will allow us to further develop and commercialize new efficacious products.”

Second Quarter 2023 Strategic and Operational Highlights (Unaudited)

●	During the trailing twelve-month period, the Company’s products were sold in over 950 facilities across 33 states.

●	The Company’s products were contracted or approved to be sold in more than 3,000 hospitals/ASCs as of June 30, 2023. The large increase quarter over quarter was attributable to the Company signing an agreement with a major group purchasing organization.

●	Subsequent to the end of the quarter, the Company completed the acquisition of certain assets related to its collagen products business. The assets acquired included, among others:

–	All rights and ownership (for human wound care uses) for four 510(k) cleared collagen-based wound care products, including CellerateRX® Surgical Powder and Gel (“CellerateRX Surgical”) and HYCOL® Hydrolyzed Collagen (“HYCOL”).

–	All rights and ownership (for human wound care uses) for three new collagen-based products currently under development.

–	All patents, patents pending, trademarks and regulatory approvals related to collagen human wound care products owned by the sellers. This includes nine patents and all of the sellers’ patents pending for collagen products for human wound care uses and five trademarks.

Sales Analysis

The Company generated net revenues of $15.8 million for the three months ended June 30, 2023, compared to net revenues of $9.7 million for the three months ended June 30, 2022, a 63% increase from the prior year period. The higher net revenues for the three months ended June 30, 2023 were primarily due to increased sales of soft tissue repair products (CellerateRX Surgical, FORTIFY TRG® Tissue Repair Graft, FORTIFY FLOWABLE® ECM, and TEXAGEN® Amniotic Membrane Allograft) and, to a lesser extent, bone fusion products (BiFORM® Bioactive Moldable Matrix, AMPLIFY™ Verified Inductive Bone Matrix, and ALLOCYTE® Advanced Cellular Bone Matrix), as a result of the Company’s increased market penetration and geographic expansion, additional revenues as a result of the Company’s acquisition of Scendia Biologics, LLC in 2022 and the Company’s continuing strategy to expand its independent distribution network in both new and existing U.S. markets. The Company’s sales continue to be negatively impacted by supply issues related to its ALLOCYTE® Advanced Cellular Bone Matrix product. The Company is starting to see improvement and expects an alternative source to come online in the near future.

Earnings Analysis

The Company had a loss before income taxes of $1.9 million for the three months ended June 30, 2023, compared to a loss before income taxes of $3.4 million for the three months ended June 30, 2022. The lower loss before income taxes for the three months ended June 30, 2023 was due to operating expenses increasing at a slower rate than net sales in addition to the benefit recorded as a result of the change in fair value of earnout liabilities. For the three months ended June 30, 2023, the Company had a net loss of $1.9 million, compared to net income of $0.8 million for the three months ended June 30, 2022. The higher net income in 2022 was primarily due to a one-time noncash income tax benefit realized in Q2 of 2022. Subsequent to the end of the quarter, the Company completed the acquisition of certain assets related to its collagen products business. The Company believes that cost savings and the elimination of royalties paid to the sellers will meaningfully contribute to the Company’s earnings going forward. In 2022, the Company paid $1.8 million in royalties on its collagen products.

Conference Call

Sanara will host a conference call on Tuesday, August 15, 2023, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 233776. A telephonic replay of the conference call will be available through Tuesday, August 29, 2023, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 48852.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE® Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products and the oxygen delivery system segment of the wound and skincare markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the potential benefits created by the acquisition of certain assets related to the Company’s collagen products business, the anticipated impact of such acquisition on the Company’s business and future financial and operating results, the Company’s ability to develop and commercialize the new collagen-based products currently under development, including the manufacturing, distribution, marketing and sale of such products, the Company’s ability to maintain or replace the manufacturing and distribution process of the sellers in the acquisition, including relationships with vendors, the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash	$6,060,228	$8,958,995
Accounts receivable, net	7,141,105	6,805,761
Accounts receivable – related party	20,662	98,548
Royalty receivable	49,344	99,594
Inventory, net	4,420,864	3,549,000
Prepaid and other assets	485,734	1,104,611
Total current assets	18,177,937	20,616,509

Long-term assets
Property and equipment, net	1,240,269	1,416,436
Right of use assets – operating leases	2,030,938	806,402
Goodwill	3,601,781	3,601,781
Intangible assets, net	30,143,578	31,509,980
Investment in equity securities	3,084,278	3,084,278
Total long-term assets	40,100,844	40,418,877

Total assets	$58,278,781	$61,035,386

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,016,180	$1,392,701
Accounts payable – related parties	96,656	34,036
Accrued royalties and expenses	1,895,706	2,144,475
Accrued bonuses and commissions	5,899,255	7,758,284
Earnout liabilities – current	700,000	1,162,880
Operating lease liabilities – current	273,539	313,933
Total current liabilities	9,881,336	12,806,309

Long-term liabilities
Earnout liabilities – long-term	5,653,534	6,003,811
Operating lease liabilities – long-term	1,779,413	505,291
Total long-term liabilities	7,432,947	6,509,102

Total liabilities	17,314,283	19,315,411

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,439,745 issued and outstanding as of June 30, 2023 and 8,299,957 issued and outstanding as of December 31, 2022	8,440	8,300
Additional paid-in capital	67,881,419	65,213,987
Accumulated deficit	(26,740,930)	(23,394,757)
Total Sanara MedTech shareholders’ equity	41,148,929	41,827,530
Equity attributable to noncontrolling interest	(184,431)	(107,555)
Total shareholders’ equity	40,964,498	41,719,975
Total liabilities and shareholders’ equity	$58,278,781	$61,035,386

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net Revenue	$15,753,164	$9,670,778	$31,275,081	$17,482,001

Cost of goods sold	2,187,516	958,086	4,313,175	1,763,167

Gross profit	13,565,648	8,712,692	26,961,906	15,718,834

Operating expenses
Selling, general and administrative expenses	13,811,476	10,428,133	26,780,545	19,803,763
Research and development	1,177,128	1,067,000	2,494,452	1,271,637
Depreciation and amortization	803,694	539,124	1,582,569	741,871
Change in fair value of earnout liabilities	(360,470)	63,427	(813,157)	63,427
Total operating expenses	15,431,828	12,097,684	30,044,409	21,880,698

Operating loss	(1,866,180)	(3,384,992)	(3,082,503)	(6,161,864)

Other expense
Interest expense and other	-	-	(6)	-
Share of losses from equity method investment	-	-	-	(379,633)
Total other expense	-	-	(6)	(379,633)

Loss before income taxes	(1,866,180)	(3,384,992)	(3,082,509)	(6,541,497)
Income tax benefit	-	4,141,906	-	4,141,906

Net income (loss)	(1,866,180)	756,914	(3,082,509)	(2,399,591)

Less: Net loss attributable to noncontrolling interest	(38,447)	(12,512)	(76,876)
				(39,693)
Net income (loss) attributable to Sanara MedTech shareholders	$(1,827,733)	$769,426	$(3,005,633)	$(2,359,898)

Net income (loss) per share:
Basic	$(0.22)	$0.10	$(0.37)	$(0.31)
Diluted	$(0.22)	$0.09	$(0.37)	$(0.31)
Weighted average common shares outstanding:
Basic	8,226,271	7,791,431	8,200,173	7,699,422
Diluted	8,226,271	8,162,983	8,200,173	7,699,422

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2023	2022

Cash flows from operating activities:
Net loss	$(3,082,509)	$(2,399,591)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,582,569	741,871
Loss on disposal of property and equipment	-	2,500
Bad debt expense	86,000	195,000
Inventory obsolescence	69,990	159,717
Share-based compensation	1,724,637	1,288,335
Noncash lease expense	144,628	116,143
Loss on equity method investment	-	379,633
Benefit from deferred income taxes	-	(4,141,906)
Change in fair value of earnout liabilities	(813,157)	63,427
Changes in operating assets and liabilities:
Accounts receivable, net	(371,094)	(1,170,829)
Accounts receivable – related party	77,886	(130,797)
Inventory, net	(941,854)	(423,764)
Prepaid and other assets	618,877	177,861
Accounts payable	(376,521)	294,772
Accounts payable – related parties	62,620	589,675
Accrued royalties and expenses	(248,769)	761,377
Accrued bonuses and commissions	(1,859,029)	346,887
Operating lease liabilities	(135,436)	(117,106)
Net cash used in operating activities	(3,461,162)	(3,266,795)
Cash flows from investing activities:
Purchases of property and equipment	(40,650)	(80,892)
Proceeds from disposal of assets	650	345
Purchases of intangible assets	-	(2,053,722)
Investment in equity securities	-	(250,000)
Net cash used in investing activities	(40,000)	(2,384,269)
Cash flows from financing activities:
Equity offering net proceeds	1,033,761	-
Net settlement of equity-based awards	(431,366)	(102,931)
Distribution to noncontrolling interest member	-	(220,000)
Net cash provided by (used in) financing activities	602,395	(322,931)
Net decrease in cash	(2,898,767)	(5,973,995)
Cash, beginning of period	8,958,995	18,652,841
Cash, end of period	$6,060,228	$12,678,846

Cash paid during the period for:
Interest	$6	$-
Supplemental noncash investing and financing activities:
Right of use assets obtained in exchange for lease obligations	1,369,164	-
Equity issued for acquisitions	-	9,709,089
Earnout liabilities generated by acquisitions	-	3,882,151
Investment in equity securities converted in asset acquisition	-	1,803,440